Exhibit 99.1

Share Exchange of Laser Recording Systems and SCL Ventures Complete; New Company Named Weida Communications

Combined Company Operates Under U.S. Rules, To Deliver Satellite

Services in Fast-Growing Chinese Telecommunications Market

FORT LAUDERDALE, Fla., June 16 /PRNewswire-FirstCall/ — Laser Recording Systems Inc. and SCL Ventures, Ltd. said they completed the share exchange authorized on June 10 by Laser shareholders and the combined company has been renamed Weida Communications, Inc. (OTC Bulletin Board: WDAC), reflecting its U.S. management and its strong position in the Chinese telecommunications market, specifically satellite transmission. Immediately preceding the share exchange Laser, which traded on the OTC Bulletin Board as LRSY.OB, completed a one-for-four reverse stock split of its shares.

“With this transaction we are one step closer to providing investors the opportunity to participate in the fast-growing China market through an entity managed under American business practices and compliant with U.S. securities regulations,” said Mitchell Sepaniak, Weida Communications’ chairman, president, and chief executive officer.

The foundation for Weida Communications’ participation in the China market is the majority ownership that it is in the process of acquiring in Guangzhou Weida Communications Co., Ltd., which provides two-way VSAT (Very Small Aperture Terminal) satellite communications services in the world’s sixth largest economy. Weida Communications’ 51 percent ownership of Guangzhou Weida Communications Company Ltd. will consist of a 25 percent direct ownership interest and a 26 percent profit-sharing interest through a wholly owned Hong Kong entity. The acquisition remains subject to various closing conditions, including obtaining additional financing required to fund the remaining $15 million cash portion of the purchase price payable to Guangzhou Weida shareholders. Therefore, timing of the closing of the acquisition has yet to be determined.

“China’s growing economy and expanding middle class demand an advanced telecommunications infrastructure, and VSAT is a particularly appealing solution because it is cost-effective, secure, and readily deployable,” Sepaniak noted.

The Chinese company holds one of two private licenses to sell and install satellite dishes in the Peoples Republic of China. It provides ground-based equipment and mission-critical data services and applications. Among its installations are systems that support remote reading of power-generation meters and meters that monitor conditions at remote national grain silos. The company also has an agreement with China Railcom for last-mile ISP services and connectivity on trains, and it recently signed a memorandum of understanding with China Telecom for a disaster recovery program and back-up system. The Chinese company was organized in April 2001 and had revenues of $158,134 and a net loss of $2,144,154 for the 12 months ended December 31, 2003.

The U.S. management participation brings financial, technological, and structural support to the China operations and gives investors an effective way to participate in China’s telecommunications market potential.

The transaction that resulted in Weida Communications’ formation involved a one-for-four reverse split of Laser Recording Systems, Inc.’s capital stock and a subsequent share exchange with SCL Ventures, Ltd. through which Laser acquired SCL. Following the one-for-four reverse stock split and the share exchange, Weida Communications has approximately 72.3 million shares of common stock outstanding. Approximately 69.8 million of that total are restricted shares belonging to former SCL shareholders, which are not currently tradable but can be registered for sale in the future. Carl Lanzisera, a Weida Communications’ director who previously was chairman, president, and principal stockholder of Laser, and certain other principal Laser shareholders own approximately 1.7 million shares of Weida Communications that are subject to a one-year contractual lockup.

In the share exchange Weida Communications also issued warrants to acquire 2.37 million shares of common stock to former SCL Ventures warrant holders, who can start to exercise their warrants 24 months after the exchange at exercise prices of $1.00 and $2.75 per share, which apply to 1.58 million and 790,000 warrants, respectively. An additional 16.3 million shares of Weida Communications common stock may be issued to Guangzhou Weida shareholders in the future following the acquisition of the Chinese company.

Joseph Zumwalt is Weida Communications’ chief financial officer. In addition to Sepaniak and Lanzisera, its initial board includes Tilmon Holloway, an SCL Ventures investor.

Deloitte Touche Tohmatsu is Weida Communications’ audit firm. The company is adopting a June 30 fiscal year.

Weida Communications, Inc. is a U.S.-managed company which expects to participate in the fast-growing China telecommunications market through its anticipated majority ownership interest in one of only two companies in China holding licenses for bi-directional VSAT communications. Weida’s satellite operations in China provide ground-based equipment and related services to support government and corporate applications, including broadband Internet access, remote meter monitoring, and mission-critical data backup systems. For more information, visit the Weida Communications, Inc. Web site at http://www.weida.com

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations of the management of Weida Communications, Inc. (the Company) only, and are subject to a number of risk factors and uncertainties, including but not limited to the need for equity financing in order to consummate the acquisition of Guangzhou Weida, limited operating history, Weida Communications’ historical and likely future losses, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, the Company’s reliance on the provision of VSAT-based communications services for the majority of its revenues, changes in technology and market requirements, decline in demand for the Company’s products, inability to timely develop and introduce new technologies, products and applications, difficulties or delays in absorbing and integrating acquired operations, products, technologies and personnel, loss of market share, and pressure on pricing resulting from competition, which could cause the actual results or performance of the Company to differ materially from those described therein. We undertake no obligation to update these forward-looking statements. For a more detailed description of the risk factors and uncertainties affecting the Company, refer to the Company’s reports filed from time to time with the Securities and Exchange Commission, including the information about risk factors provided in the section entitled, “Risk Factors Associated with the Exchange,” in the definitive Proxy Statement relating to the share exchange filed with the SEC on May 14, 2004, by the Company.